DUN & BRADSTREET REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Short Hills, NJ, February 8, 2021: Dun & Bradstreet Holdings, Inc. (NYSE: DNB), a leading global provider of business decisioning data and analytics, today announced unaudited financial results for the fourth quarter and year ended December 31, 2020. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

•Revenue for the fourth quarter of 2020 was $480.1 million, an increase of 11.0% as reported, and 10.5% on a constant currency basis compared to the fourth quarter of 2019; which includes the net impact of lower deferred revenue purchase accounting adjustments of $39.0 million.

•Net income for the fourth quarter of 2020 was $7.0 million, or diluted loss per share of $0.02, and adjusted net income of $118.1 million, or adjusted diluted earnings per share of $0.28.

•Adjusted EBITDA for the fourth quarter of 2020 was $208.9 million, up 32.2% compared to the fourth quarter of 2019, and adjusted EBITDA margin of 43.5%, an increase of 700 basis points; which includes the net impact of lower deferred revenue purchase accounting adjustments of $39.0 million.

“We are pleased with our solid performance in the fourth quarter, which was in line with our expectations, and contributed to the achievement of our full year 2020 guidance,” said Anthony Jabbour, Dun & Bradstreet Chief Executive Officer. “2020 was an important year for us as we completed a successful IPO, signed a definitive agreement to acquire Bisnode and continued to execute on our growth and transformation strategies. These actions have laid the foundation for continued growth and we are excited about the opportunities to maximize shareholder value that lie ahead.”

•Revenue for the year ended December 31, 2020 was $1,738.1 million, an increase of 10.2% as reported, and 10.1% on a constant currency basis, compared to the year ended December 31, 2019 on a combined pro forma basis. This increase includes the net impact of lower deferred revenue purchase accounting adjustments of $133.8 million (inclusive of a pro forma deferred revenue adjustment) and international lag adjustment of $25.9 million which had a combined ten percentage point impact on the year over year growth.

•Net loss for the year ended December 31, 2020 was $175.6 million, or diluted loss per share of $0.48, and adjusted net income of $349.7 million, or adjusted diluted earnings per share of $0.95.

•Adjusted EBITDA for the year ended December 31, 2020 was $715.4 million, an increase of 29.5% compared to the year ended December 31, 2019 on a combined pro forma basis, and adjusted EBITDA margin of 41.2%, an increase of 670 basis points, compared to the year ended December 31, 2019 on a combined pro forma basis. This includes the net impact of lower deferred revenue purchase accounting adjustments of $133.8 million (inclusive of a pro forma deferred revenue adjustment) which had a 25 percentage point impact on the year over year growth, and a five percentage point impact on the margin improvement.

Segment Results

North America

For the fourth quarter of 2020, North America revenue was $400.8 million, an increase of less than 1% both as reported and on a constant currency basis compared to the fourth quarter of 2019.

•Finance and Risk revenue for the fourth quarter of 2020 was $217.9 million, an increase of less than 1% both as reported and on a constant currency basis compared to the fourth quarter of 2019, primarily due to the shift of $4 million government contract from Q3, higher subscription-based revenues, partially offset by known, transient headwinds of $1 million from structural changes within our legacy Credibility solutions and $8 million in lower usage compared to an elevated Q4 2019 along with the impact of COVID-19.

•Sales and Marketing revenue for the fourth quarter of 2020 was $182.9 million, an increase of less than 1% both as reported and on a constant currency basis compared to the fourth quarter of 2019, primarily due to higher revenue of approximately $8 million from our D&B Direct solution, partially offset by lower royalty revenue of approximately $6 million from the Data.com legacy partnership.

North America adjusted EBITDA for the fourth quarter of 2020 was $198.3 million, a decrease of less than 1%, with adjusted EBITDA margin of 49.5%, a decrease of 20 basis points both compared to the fourth quarter of 2019.

For the year ended December 31, 2020, North America revenue was $1,459.9 million a decrease of $4.8 million, or less than 1% both as reported and on a constant currency basis compared to the year ended December 31, 2019 on a combined pro forma basis.

•Finance & Risk revenue for the year ended December 31, 2020 was $811.1 million, an increase of $2.5 million, or less than 1% both as reported and on a constant currency basis compared to the year ended December 31, 2019 on a combined pro forma basis. The increase was primarily due to higher subscription-based revenue of approximately $30 million, partially offset by lower revenues of approximately $17 million of lower usage, primarily attributable to the impact of COVID-19 and lower revenue of approximately $11 million primarily due to structural changes we made within our legacy Credibility solutions and lower usage.

•Sales & Marketing revenue for the year ended December 31, 2020 was $648.8, a decrease of $7.3 million, or 1.1% as reported and 1.2% on a constant currency basis compared to the year ended December 31, 2019 on a combined pro forma basis. The decrease was primarily due to lower royalty revenue of approximately $20 million from Data.com legacy partnership along with lower usage revenue across our Sales & Marketing solutions partially due to the impact of COVID-19. The aforementioned decreases were partially offset by a net increase in revenue across our Sales & Marketing solutions of approximately $6 million largely attributable to our D&B Direct solutions. In addition, revenue increased by $6.5 million from the acquisition of Lattice, which was acquired at the beginning of the third quarter of 2019.

North America adjusted EBITDA for the year ended December 31, 2020 was $696.4 million, an increase of $6.5 million, or 1.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019 on a combined pro forma basis. North America adjusted EBITDA margin of 47.7% increased 60 basis points for the year ended December 31, 2020 compared to the year ended December 31, 2019 on a combined pro forma basis. The improvement in both adjusted EBITDA and adjusted EBITDA margin was primarily due to lower operating costs primarily resulting from ongoing cost management driven by lower net personnel expenses.

International

International revenue for the fourth quarter of 2020 was $79.9 million, an increase of $7.3 million or 9.9% as reported, and 7.6% on a constant currency basis compared to the fourth quarter of 2019.

•Finance and Risk revenue for the fourth quarter of 2020 was $63.9 million, an increase of $6.4 million or 11.0% as reported, and 8.5% on a constant currency basis compared to the fourth quarter of 2019, primarily due to higher revenue of approximately $4 million from WWN alliances due to higher cross border data sales and higher revenue from risk solutions in our U.K. market of approximately $1 million.

•Sales and Marketing revenue for the fourth quarter of 2020 was $16.0 million, an increase of $0.9 million or 5.7% as reported and 4.3% on a constant currency basis compared to the fourth quarter of 2019, primarily attributable to higher revenue from API solutions in our U.K. market of approximately $1 million.

International adjusted EBITDA for the fourth quarter of 2020 was $23.2 million, an increase of $0.9 million or 3.6%, with adjusted EBITDA margin of 29.0%, a decrease of 170 basis points both compared to the fourth quarter of 2019.

For the year ended December 31, 2020, International revenue was $299.3 million, an increase of $6.6 million, or 2.2% as reported and 1.4% on a constant currency basis compared to the year ended December 31, 2019 on a combined pro forma basis.

•Finance & Risk revenue for the year ended December 31, 2020 was $243.6 million, an increase of $8.9 million, or 3.8% as reported and 2.9% on a constant currency basis compared to the year ended December 31, 2019 on a combined pro forma basis. The increase was driven primarily by higher revenue of approximately $10 million from WWN alliances due to higher cross border data sales, higher revenue of approximately $1 million from increased sales of risk solutions in the U.K., and $2 million from our Greater China market driven by solutions targeted at small businesses, partially offset by lower usage volume in our Asia markets of approximately $2 million primarily due to the impact of COVID-19 and transitory headwinds in the WWN and U.K. of $6 million.

•Sales & Marketing revenue for the year ended December 31, 2020 was $55.7 million, a decrease of $2.3 million, or 4.0% as reported and 4.6% on a constant currency basis compared to the year ended December 31, 2019 on a combined pro forma basis. The decrease in revenue was driven primarily by lower product royalties from our WWN alliances of approximately $1 million, and lower usage volume in our Asia market of approximately $1 million primarily due to the impact of COVID-19.

International adjusted EBITDA was $94.8 million, a decrease of $3.7 million, or 4.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019 on a combined pro forma basis. International adjusted EBITDA margin of 31.7% decreased 190 basis points for the year ended December 31, 2020 compared to the year ended December 31, 2019 on a combined pro forma basis. The decrease in both adjusted EBITDA and adjusted EBITDA margin was primarily due to higher WWN alliances data expense.

Balance Sheet

As of December 31, 2020, we had cash and cash equivalents of $354.5 million and total principal amount of debt of $3,381.0 million. We had the full capacity available on our $850 million revolving credit facility as of December 31, 2020.

On January 27, 2021 we refinanced our term loan and reduced the spread by 50 basis points, from 375 basis points to 325 basis points which will save us approximately $14 million of annual interest.

Business Outlook

Dun & Bradstreet’s full year 2021 outlook is as follows:
•Adjusted Revenues are expected to be in the range of $2,145 million to $2,175 million.
•Adjusted EBITDA is expected to be in the range of $840 million to $855 million.
•Adjusted EPS is expected to be in the range of $1.02 to $1.06.

The foregoing forward-looking statements reflect Dun & Bradstreet’s expectations as of today's date and Revenue assumes constant foreign currency rates. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Dun & Bradstreet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Earnings Conference Call and Audio Webcast

Dun & Bradstreet will host a conference call to discuss the fourth quarter 2020 financial results on February 8, 2021 at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing 866-324-3683, or for international callers 509-844-0959. The conference call replay will be available from 11:30 a.m. ET on February 8, 2021, through February 15, 2021, by dialing 855-859-2056, or for international callers 404-537-3406. The replay passcode will be 5189506.

The call will also be webcast live from Dun & Bradstreet’s investor relations website at https://investor.dnb.com. Following the completion of the call, a recorded replay of the webcast will be available on the website.

About Dun & Bradstreet

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Use of Non-GAAP Financial Measures

In addition to reporting GAAP results, we evaluate performance and report our results on the non-GAAP financial measures discussed below. We believe that the presentation of these non-GAAP measures provides useful information to investors and rating agencies regarding our results, operating trends and performance between periods. These non-GAAP financial measures include adjusted revenue, adjusted earnings before interest, taxes, depreciation and amortization (‘‘adjusted EBITDA’’), adjusted EBITDA margin and adjusted net income. Adjusted results are non-GAAP measures that adjust for the impact due to purchase accounting application and divestitures, restructuring charges, equity-based compensation, acquisition and divestiture-related costs (such as costs for bankers, legal fees, due diligence, retention payments and contingent consideration adjustments) and other non-core gains and charges that are not in the normal course of our business (such as gains and losses on sales of businesses, impairment charges, effect of significant changes in tax laws and material tax and legal settlements). We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of our ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily the Take-Private Transaction. We believe that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced.

Additionally, our costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in our operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate. As a result, we monitor our adjusted revenue growth both after and before the effects of foreign exchange rate changes. We believe that these supplemental non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance and comparability of our operating results from period to period. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

Our non-GAAP or adjusted financial measures reflect adjustments based on the following items, as well as the related income tax.

Adjusted Revenue

We define adjusted revenue as revenue adjusted to include revenue for the period from January 8 to February 7, 2019 (‘‘International lag adjustment’’) for the Predecessor related to the lag reporting for our International operations. On a GAAP basis, we report International results on a one-month lag, and for 2019 the Predecessor period for International is December 1, 2018 through January 7, 2019. The Successor period for International is February 8, 2019 (commencing on the closing date of the Take-Private Transaction) through November 30, 2019 for the Successor period from January 1, 2019 to December 31, 2019. The International lag adjustment is to facilitate comparability of 2019 periods to 2020 periods.

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / The Dun & Bradstreet Corporation (Predecessor) excluding the following items:

•depreciation and amortization;

•interest expense and income;

•income tax benefit or provision;

•other expenses or income;

•equity in net income of affiliates;

•net income attributable to non-controlling interests;

•dividends allocated to preferred stockholders;

•revenue and expense adjustments to include results for the period from January 8 to February 7, 2019, for the Predecessor related to the International lag adjustment (see above discussion);

•other incremental or reduced expenses from the application of purchase accounting (e.g. commission asset amortization);

•equity-based compensation;

•restructuring charges;

•merger and acquisition-related operating costs;

•transition costs primarily consisting of non-recurring incentive expenses associated with our synergy program;

•legal reserve and costs associated with significant legal and regulatory matters; and

•asset impairment.

We calculate adjusted EBITDA margin by dividing adjusted EBITDA by adjusted revenue.

Adjusted Net Income

We define adjusted net income as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / The Dun & Bradstreet Corporation (Predecessor) adjusted for the following items:

•revenue and expense adjustments to include results for the period from January 8 to February 7, 2019, for the Predecessor related to the International lag adjustment (see above discussion);

•incremental amortization resulting from the application of purchase accounting. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and is not indicative of our ongoing and underlying operating performance. The Company believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, the Company’s costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in the Company’s operating costs as personnel, data fee, facilities, overhead and similar items;

•other incremental or reduced expenses from the application of purchase accounting (e.g. commission asset amortization);

•equity-based compensation;

•restructuring charges;

•merger and acquisition-related operating costs;

•transition costs primarily consisting of non-recurring incentive expenses associated with our synergy program;

•legal reserve and costs associated with significant legal and regulatory matters;

•change in fair value of the make-whole derivative liability associated with the Series A Preferred Stock;

•asset impairment;

•non-recurring pension charges, related to pension settlement charge and actuarial loss amortization eliminated as a result of the Take-Private Transaction;

•dividends allocated to preferred stockholders;

•merger, acquisition and divestiture-related non-operating costs;

•debt refinancing and extinguishment costs; and

•tax effect of the non-GAAP adjustments and the impact resulting from the enactment of the CARES Act.

Adjusted Net Earnings per Diluted Share

We calculate adjusted net earnings per diluted share by dividing adjusted net income (loss) by the weighted average number of common shares outstanding for the period plus the dilutive effect of common shares potentially issuable in connection with awards outstanding under our stock incentive plan. For consistency purposes, we assume the stock split effected on June 23, 2020 to be the number of shares outstanding during the Predecessor period.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements, including statements regarding expectations, hopes, intentions or strategies regarding the future. Forward-looking statements are based on Dun & Bradstreet’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. It is not possible to predict or identify all risk factors. Consequently, the risks and uncertainties listed below should not be considered a complete discussion of all of our potential trends, risks and uncertainties. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: (i) an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event (such as the COVID-19 global pandemic), including the global economic uncertainty and measures taken in response; (ii) the short- and long-term effects of the COVID-19 global pandemic, including the pace of recovery or any future resurgence; (iii) our ability to implement and execute our strategic plans to transform the business; (iv) our ability to develop or sell solutions in a timely manner or maintain client relationships; (v) competition for our solutions; (vi) harm to our brand and reputation; (vii) unfavorable global economic conditions; (viii) risks associated with operating and expanding internationally; (ix) failure to prevent cybersecurity incidents or the perception that confidential information is not secure; (x) failure in the integrity of our data or systems; (xi) system failures and personnel disruptions, which could delay the delivery of our solutions to our clients; (xii) loss of access to data sources; (xiii) failure of our software vendors and network and cloud providers to perform as expected or if our relationship is terminated; (xiv) loss or diminution of one or more of our key clients, business partners or government contracts; (xv) dependence on strategic alliances, joint ventures and acquisitions to grow our business; (xvi) our ability to protect our intellectual property adequately or cost-effectively; (xvii) claims for intellectual property infringement; (xviii) interruptions, delays or outages to subscription or payment processing platforms; (xix) risks related to acquiring and integrating businesses and divestitures of existing businesses; (xx) our ability to retain members of the senior leadership team and attract and retain skilled employees; (xxi) compliance with governmental laws and regulations; (xxii) risks associated with our structure and status as a "controlled company;" and (xxiii) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements” and other sections of our final prospectus dated June 30, 2020 and filed with the Securities and Exchange Commission on July 2, 2020.

Dun & Bradstreet Holdings, Inc.
Consolidated Statement of Operations
(Amounts in millions, except per share data)

	Three-Month Period		Twelve-Month Period
	Successor				Predecessor
	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Period from January 1 to December 31, 2019	Period from January 1 to February 7, 2019	Pro Forma Adjustments for the year ended December 31, 2019	Combined Pro Forma for the year ended December 31, 2019
Revenue	$480.1	$432.7	$1,738.1	$1,413.9	$178.7	$(16.0)	$1,576.6
Operating expenses	141.5	131.3	545.6	448.5	56.7	—	505.2
Selling and administrative expenses	156.6	158.9	557.8	651.2	122.4	(212.9)	560.7
Depreciation and amortization	135.9	141.8	536.9	482.4	11.1	45.1	538.6
Restructuring charges	18.6	7.7	34.8	51.8	0.1	—	51.9
Operating costs	452.6	439.7	1,675.1	1,633.9	190.3	(167.8)	1,656.4
Operating income (loss)	27.5	(7.0)	63.0	(220.0)	(11.6)	151.8	(79.8)
Interest income	0.1	0.3	0.8	2.4	0.3	—	2.7
Interest expense	(49.3)	(82.9)	(271.1)	(303.5)	(5.5)	(29.7)	(338.7)
Other income (expense) - net	30.2	(173.4)	(12.0)	(154.8)	(86.0)	89.5	(151.3)
Non-operating income (expense) - net	(19.0)	(256.0)	(282.3)	(455.9)	(91.2)	59.8	(487.3)
Income (loss) before provision (benefit) for income taxes and equity in net income of affiliates	8.5	(263.0)	(219.3)	(675.9)	(102.8)	211.6	(567.1)
Less: provision (benefit) for income taxes	0.6	(34.1)	(110.5)	(118.2)	(27.5)	47.2	(98.5)
Equity in net income of affiliates	0.4	0.8	2.3	4.2	0.5	—	4.7
Net income (loss)	8.3	(228.1)	(106.5)	(553.5)	(74.8)	164.4	(463.9)
Less: net (income) loss attributable to the non-controlling interest	(1.3)	(3.2)	(5.0)	(6.5)	(0.8)	—	(7.3)
Less: Dividends allocated to preferred stockholders	—	(32.0)	(64.1)	(114.0)	—	(13.7)	(127.7)
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / The Dun & Bradstreet Corporation (Predecessor)	$7.0	$(263.3)	$(175.6)	$(674.0)	$(75.6)	$150.7	$(598.9)
Basic earnings (loss) per share of common stock:
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / The Dun & Bradstreet Corporation (Predecessor)	$0.02	$(0.84)	$(0.48)	$(2.14)			$(1.90)
Diluted earnings (loss) per share of common stock:
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / The Dun & Bradstreet Corporation (Predecessor)	$0.02	$(0.84)	$(0.48)	$(2.14)			$(1.90)
Weighted average number of shares outstanding-basic	422.7	314.5	367.1	314.5			314.5
Weighted average number of shares outstanding-diluted	423.6	314.5	367.1	314.5			314.5

Dun & Bradstreet Holdings, Inc.
Consolidated Balance Sheets
(Amounts in millions, except share data and per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$354.5	$98.6
Accounts receivable, net of allowance of $11.0 at December 31, 2020 and $7.3 at December 31, 2019	313.7	269.3
Other receivables	7.6	10.0
Prepaid taxes	130.3	4.0
Other prepaids	38.6	31.4
Other current assets	29.3	4.6
Total current assets	874.0	417.9
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $14.0 at December 31, 2020 and $7.5 at December 31, 2019	26.4	29.4
Computer software, net of accumulated amortization of $126.0 at December 31, 2020 and $52.9 at December 31, 2019	432.7	379.8
Goodwill	2,856.2	2,840.1
Deferred income tax	14.0	12.6
Other intangibles	4,812.0	5,251.4
Deferred costs	83.6	47.0
Other non-current assets	120.5	134.6
Total non-current assets	8,345.4	8,694.9
Total assets	$9,219.4	$9,112.8
Liabilities
Current liabilities
Accounts payable	$61.2	$55.0
Accrued payroll	104.4	137.9
Accrued income tax	5.1	7.8
Short-term debt	25.3	81.9
Make-whole derivative liability	—	172.4
Other accrued and current liabilities	160.3	167.3
Deferred revenue	467.2	467.5
Total current liabilities	823.5	1,089.8
Long-term pension and postretirement benefits	293.5	206.6
Long-term debt	3,255.8	3,818.9
Liabilities for unrecognized tax benefits	18.9	16.8
Deferred income tax	1,105.3	1,233.5
Other non-current liabilities	143.2	137.7
Total liabilities	5,640.2	6,503.3
Commitments and contingencies

Cumulative Series A Preferred Stock $0.001 par value per share,1,050,000 shares authorized and issued at December 31, 2019; Liquidation Preference of $1,067.9 at December 31, 2019	—	1,031.8
Equity
Successor Common Stock, $0.0001 par value per share, authorized—2,000,000,000 shares; 423,418,131 shares issued and 422,952,228 shares outstanding at December 31, 2020 and 314,494,968 shares issued and outstanding at December 31, 2019	—	—
Capital surplus	4,310.2	2,116.9
Accumulated deficit	(685.0)	(573.5)
Treasury Stock, 465,903 shares at December 31, 2020	—	—
Accumulated other comprehensive loss	(104.5)	(23.5)
Total stockholder equity	3,520.7	1,519.9
Non-controlling interest	58.5	57.8
Total equity	3,579.2	1,577.7
Total liabilities and stockholder equity	$9,219.4	$9,112.8

Dun & Bradstreet Holdings, Inc.
Consolidated Statements of Cash Flows
(Tabular amounts in millions)

	Successor		Predecessor
	Year Ended December 31, 2020	Period from January 1 to December 31, 2019	Period from January 1 to February 7, 2019
Cash flows provided by (used in) operating activities:
Net income (loss)	$(106.5)	$(553.5)	$(74.8)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	536.9	482.4	11.1
Amortization of unrecognized pension loss (gain)	(0.4)	—	3.8
Pension settlement charge	0.6	—	85.8
Pension settlement payments	—	(105.9)	(190.5)
Income tax benefit from stock-based awards	—	—	10.3
Equity-based compensation expense	45.1	68.0	11.7
Restructuring charge	34.8	51.8	0.1
Restructuring payments	(17.0)	(39.1)	(2.1)
Change in fair value of make-whole derivative liability	32.8	172.4	—
Changes in deferred income taxes	(97.7)	(137.6)	(33.2)
Changes in prepaid and accrued income taxes	(133.5)	(10.0)	(8.1)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(42.3)	(15.2)	16.3
(Increase) decrease in other current assets	(30.2)	5.9	(1.2)
Increase (decrease) in deferred revenue	4.1	66.1	20.8
Increase (decrease) in accounts payable	5.0	(19.6)	37.8
Increase (decrease) in accrued liabilities	29.0	(10.2)	(39.7)
Increase (decrease) in other accrued and current liabilities	(19.0)	43.9	25.1
(Increase) decrease in other long-term assets	(48.3)	(38.3)	(96.0)
Increase (decrease) in long-term liabilities	(40.8)	(57.0)	154.6
Non-cash foreign exchange impacts	(5.6)	15.1	—
Net, other non-cash adjustments (1)	48.6	17.8	2.8
Net cash provided by (used in) operating activities	195.6	(63.0)	(65.4)
Cash flows provided by (used in) investing activities:
Payments for acquisitions of businesses, net of cash acquired	(20.6)	(6,078.0)	—
Cash settlements of foreign currency contracts	7.1	(7.9)	—
Capital expenditures	(7.7)	(12.5)	(0.2)
Additions to computer software and other intangibles	(113.7)	(56.4)	(5.1)
Net, other	0.6	0.2	—
Net cash provided by (used in) investing activities	(134.3)	(6,154.6)	(5.3)
Cash flows provided by (used in) financing activities:
Proceeds from issuance of Class A common stock in the IPO transaction and Private Placement	2,381.0	—	—
Proceeds from successor shareholders in the Take-Private Transaction	—	3,176.8	—
Payments for IPO offering costs (2)	(132.8)	—	—
Payment for the redemption of Cumulative Series A Preferred Stock	(1,067.9)	—	—
Payment for make-whole liability	(205.2)	—	—
Payment for debt early redemption premiums	(50.1)	—	—
Payments of dividends	(64.1)	(96.1)	—
Proceeds from borrowings on Predecessor's Credit Facility	—	—	167.0
Proceeds from issuance of Successor's Senior Notes	—	1,450.0	—
Proceeds from borrowings on Successor's Credit Facility	407.2	228.3	—
Proceeds from borrowings on Successor's Term Loan Facility - net of issuance discount	—	2,479.4	—
Retirement of Predecessor's Senior Notes	—	(625.1)	—
Payments of borrowings on Predecessor's Credit Facility	—	—	(70.0)
Payments of borrowings on Successor’s Senior Notes	(580.0)	—	—
(Payments) proceeds of borrowings on Successor's Bridge Loan	(63.0)	63.0	—
Payments of borrowings on Successor's Credit Facility	(407.2)	(228.3)	—
Payments of borrowings on Successor’s Term Loan	(19.0)	—	—
Payment of debt issuance costs	(2.5)	(122.6)	—
Net, other	(7.1)	(3.6)	(0.1)
Net cash provided by (used in) financing activities	189.3	6,321.8	96.9
Effect of exchange rate changes on cash and cash equivalents	5.3	(5.6)	1.2
Increase (decrease) in cash and cash equivalents	255.9	98.6	27.4
Cash and Cash Equivalents, Beginning of Period	98.6	—	90.2
Cash and Cash Equivalents, End of Period	$354.5	$98.6	$117.6
Supplemental Disclosure of Cash Flow Information:
Cash Paid for:
Income Taxes, Net of Refunds	$120.9	$29.3	$3.4
Interest	$249.0	$232.4	$2.4
(1) Includes non-cash adjustments for the write down of deferred debt issuance costs and discount of $23.2 million associated with the partial redemption of the Senior Unsecured Notes, Senior Secured Notes, amendment of the revolver and the term loan during the year ended December 31, 2020.
(2) $131.9 million was paid by proceeds raised from the offering and $0.9 million was paid prior to the IPO and Private Placement.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in millions)

Reconciliation of Revenue to Adjusted Revenue

	Three-Month Period		Twelve-Month Period
	Successor				Predecessor
	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Period from January 1 to December 31, 2019	Period from January 1 to February 7, 2019	Pro Forma Adjustments for the year ended December 31, 2019	Combined Pro Forma for the year ended December 31, 2019
Revenue	$480.1	$432.7	$1,738.1	$1,413.9	$178.7	$(16.0)	$1,576.6
International lag adjustment	—	—	—	—	25.9	—	25.9
Adjusted revenue (a)	480.1	432.7	1,738.1	1,413.9	204.6	(16.0)	1,602.5
Foreign currency impact	1.3	2.8	6.9	7.9	1.0	—	8.9
Adjusted revenue before the effect of foreign currency	$481.4	$435.5	$1,745.0	$1,421.8	$205.6	$(16.0)	$1,611.4

North America	$400.8	$399.7	$1,459.9	$1,316.5	$148.2	$—	$1,464.7
International	79.9	72.6	299.3	236.3	56.4	—	292.7
Segment revenue	480.7	472.3	1,759.2	1,552.8	204.6	—	1,757.4
Corporate and other (a)	(0.6)	(39.6)	(21.1)	(138.9)	—	(16.0)	(154.9)
Foreign currency impact	1.3	2.8	6.9	7.9	1.0	—	8.9
Adjusted revenue before the effect of foreign currency	$481.4	$435.5	$1,745.0	$1,421.8	$205.6	$(16.0)	$1,611.4

(a) Includes deferred revenue purchase accounting adjustments	$(0.6)	$(39.6)	$(21.1)	$(138.9)	$—	$(16.0)	$(154.9)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three-Month Period		Twelve-Month Period
	Successor				Predecessor
	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Period from January 1 to December 31, 2019	Period from January 1 to February 7, 2019	Pro Forma Adjustments for the year ended December 31, 2019	Combined Pro Forma for the year ended December 31, 2019
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / Dun & Bradstreet Corporation (Predecessor)	$7.0	$(263.3)	$(175.6)	$(674.0)	$(75.6)	$150.7	$(598.9)
Depreciation and amortization	135.9	141.8	536.9	482.4	11.1	45.1	538.6
Interest expense - net	49.2	82.6	270.3	301.1	5.2	29.7	336.0
(Benefit) provision for income tax - net	0.6	(34.1)	(110.5)	(118.2)	(27.5)	47.2	(98.5)
EBITDA	192.7	(73.0)	521.1	(8.7)	(86.8)	272.7	177.2
Other income (expense) - net	(30.2)	173.4	12.0	154.8	86.0	(89.5)	151.3
Equity in net income of affiliates	(0.4)	(0.8)	(2.3)	(4.2)	(0.5)	—	(4.7)
Net income (loss) attributable to non-controlling interest	1.3	3.2	5.0	6.5	0.8	—	7.3
Dividends allocated to preferred stockholders	—	32.0	64.1	114.0	—	13.7	127.7
International lag adjustment	—	—	—	—	2.7	—	2.7
Other incremental or reduced expenses from the application of purchase accounting	(4.4)	(4.9)	(18.8)	(20.7)	—	(3.1)	(23.8)
Equity-based compensation	6.5	3.9	45.1	11.7	11.7	(10.4)	13.0
Restructuring charges	18.6	7.7	34.8	51.8	0.1	—	51.9
Merger and acquisition-related operating costs	7.4	1.5	14.1	156.0	52.0	(199.4)	8.6
Transition costs	9.6	13.9	31.9	37.7	0.3	—	38.0
Legal reserve associated with significant legal and regulatory matters	3.9	—	3.9	(0.2)	—	—	(0.2)
Asset impairment	3.9	1.1	4.5	3.4	—	—	3.4
Adjusted EBITDA	$208.9	$158.0	$715.4	$502.1	$66.3	$(16.0)	$552.4

North America	198.3	198.6	696.4	634.6	55.3	—	689.9
International	23.2	22.3	94.8	78.2	20.3	—	98.5
Corporate and other (a)	(12.6)	(62.9)	(75.8)	(210.7)	(9.3)	(16.0)	(236.0)
Adjusted EBITDA (a)	$208.9	$158.0	$715.4	$502.1	$66.3	$(16.0)	$552.4
Adjusted EBITDA Margin (a)	43.5%	36.5%	41.2%	35.5%	32.4%	—%	34.5%
(a) Including impact of deferred revenue purchase accounting adjustments:
Impact to adjusted EBITDA	$(0.6)	$(39.6)	$(21.1)	$(138.9)	$—	$(16.0)	$(154.9)
Impact to adjusted EBITDA margin	—%	(5.3)%	(0.7)%	(5.8)%	—%	N/A	(5.8)%

Dun & Bradstreet Holdings, Inc.
Segment Revenue and Adjusted EBITDA (Unaudited)
(Amounts in millions)

	Successor
	Three Months Ended December 31, 2020
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$400.8	$79.9	$(0.6)	$480.1
Total operating costs	214.8	58.9	14.2	287.9
Operating income (loss)	186.0	21.0	(14.8)	192.2
Depreciation and amortization	12.3	2.2	2.2	16.7
Adjusted EBITDA	$198.3	$23.2	$(12.6)	$208.9

Adjusted EBITDA margin	49.5%	29.0%	N/A	43.5%

	Successor
	Three Months Ended December 31, 2019
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$399.7	$72.6	$(39.6)	$432.7
Total operating costs	210.6	52.0	25.7	288.3
Operating income (loss)	189.1	20.6	(65.3)	144.4
Depreciation and amortization	9.5	1.7	2.4	13.6
Adjusted EBITDA	$198.6	$22.3	$(62.9)	$158.0

Adjusted EBITDA margin	49.7%	30.7%	N/A	36.5%

	Successor
	Year ended December 31, 2020
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$1,459.9	$299.3	$(21.1)	$1,738.1
Total operating costs	809.4	212.4	62.7	1,084.5
Operating income (loss)	650.5	86.9	(83.8)	653.6
Depreciation and amortization	45.9	7.9	8.0	61.8
Adjusted EBITDA	$696.4	$94.8	$(75.8)	$715.4

Adjusted EBITDA margin	47.7%	31.7%	N/A	41.2%

	Successor
	Period from January 1 to December 31, 2019
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$1,316.5	$236.3	$(138.9)	$1,413.9
Total operating costs	716.9	163.8	78.5	959.2
Operating income (loss)	599.6	72.5	(217.4)	454.7
Depreciation and amortization	35.0	5.7	6.7	47.4
Adjusted EBITDA	$634.6	$78.2	$(210.7)	$502.1

Adjusted EBITDA margin	48.2%	33.2%	N/A	35.5%

	Predecessor
	Period from January 1 to February 7, 2019
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$148.2	$56.4	$—	$204.6
Total operating costs	98.6	37.6	10.1	146.3
Operating income (loss)	49.6	18.8	(10.1)	58.3
Depreciation and amortization	5.7	1.5	0.8	8.0
Adjusted EBITDA	$55.3	$20.3	$(9.3)	$66.3

Adjusted EBITDA margin	37.3%	35.9%	N/A	32.4%

(a) Includes deferred revenue purchase accounting adjustments.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in millions)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	Three-Month Period		Twelve-Month Period
	Successor				Predecessor
	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Period from January 1 to December 31, 2019	Period from January 1 to February 7, 2019	Pro Forma Adjustments for the year ended December 31, 2019	Combined Pro Forma for the year ended December 31, 2019
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / The Dun & Bradstreet Corporation (Predecessor)	$7.0	$(263.3)	$(175.6)	$(674.0)	$(75.6)	$150.7	$(598.9)
International lag adjustment	—	—	—	—	2.7	—	2.7
Incremental amortization of intangible assets resulting from the application of purchase accounting	119.3	128.1	475.1	435.0	3.0	45.1	483.1
Other incremental or reduced expenses from the application of purchase accounting	(4.4)	(4.9)	(18.8)	(20.7)	—	(3.1)	(23.8)
Equity-based compensation	6.5	3.9	45.1	11.7	11.7	(10.4)	13.0
Restructuring charges	18.6	7.7	34.8	51.8	0.1	—	51.9
Merger and acquisition-related operating costs	7.4	1.5	14.1	156.0	52.0	(199.4)	8.6
Transition costs	9.6	13.9	31.9	37.7	0.3	—	38.0
Legal reserve and costs associated with significant legal and regulatory matters	3.9	—	3.9	(0.2)	—	—	(0.2)
Change in fair value of make-whole derivative liability	—	172.4	32.8	172.4	—	—	172.4
Asset impairment	3.8	1.1	4.5	3.4	—	—	3.4
Non-recurring pension charges	0.6	—	0.6	—	89.4	(89.5)	(0.1)
Predecessor pro forma incremental interest expense	—	—	—	—	—	29.7	29.7
Dividends allocated to preferred stockholders	—	32.0	64.1	114.0	—	13.7	127.7
Merger and acquisition-related non-operating costs	(23.6)	—	(23.6)	(0.8)	0.5	—	(0.3)
Debt refinancing and extinguishment costs	2.5	—	76.6	—	—		—
Tax impact of the CARES Act	—	—	(57.8)	—	—	—	—
Tax effect of the non-GAAP adjustments	(33.1)	(40.9)	(158.0)	(144.9)	(38.3)	50.8	(132.4)
Adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / The Dun & Bradstreet Corporation (Predecessor) (a)	$118.1	$51.5	$349.7	$141.4	$45.8	$(12.4)	$174.8
Adjusted diluted earnings (loss) per share of common stock	$0.28	$0.16	$0.95	$0.45	$0.15	$(0.04)	$0.56
Weighted average number of shares outstanding - diluted (b)	423.6	314.5	367.3	314.5	314.5	314.5	314.5

(a) Including impact of deferred revenue purchase accounting adjustments:
Pre-tax impact	$(0.6)	$(39.6)	$(21.1)	$(138.9)	$—	$(16.0)	$(154.9)
Tax impact	0.1	11.5	5.4	35.9	—	3.6	39.5
Net impact to adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / The Dun & Bradstreet Corporation (Predecessor)	$(0.5)	$(28.1)	$(15.7)	$(103.0)	$—	$(12.4)	$(115.4)
Net impact to adjusted diluted earnings (loss) per share of common stock	$—	$(0.09)	$(0.04)	$(0.33)	$—	N/A	$(0.37)
(b) For consistency purposes, we assume the stock split effected on June 23, 2020 to be the number of shares outstanding during the Predecessor period.

For more information, please contact:

Media Contact:
Lisette Kwong
973-921-6263
KwongL@dnb.com

Investor Contact:
Debra McCann
973-921-6008
IR@dnb.com